Exhibit 2.7

UNDERTAKING AGREEMENT

This Undertaking Agreement, dated February 21, 2012 (this “Agreement”), by and among Salient Federal Solutions, Inc., a Delaware corporation (“Parent”), and Atlas Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and Carl Marks & Co., Inc, as beneficial owner and shareholder representative, under Agreement dated December 15, 2008 (collectively, the “Stockholder”), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement referred to below.

W I T N E S S E T H:

WHEREAS Parent and Merger Sub, and ATS Corporation, a Delaware corporation (the “Company”), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company, with the Company becoming a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of an aggregate of 3,305,295 shares of Company Common Stock, of which 1,538,870 shares of Company Common Stock (the “Shares”) are subject to this Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Agreements

SECTION 1.01 Agreement to Tender.

(a) The Stockholder agrees to accept the Offer with respect to all the Shares subject to this Agreement and to tender, or cause to be tendered, all such Shares, free and clear of any Liens, pursuant to the Offer. Such tender shall be made no later than the 5th business day after commencement of the Offer. Without limiting the generality of the foregoing, the Stockholder shall (i) deliver to the Paying Agent (A) a letter of transmittal with respect to the Stockholder’s Shares complying with the terms of the Offer, (B) to the extent applicable, a Certificate representing such Shares, and (C) all other documents or instruments required to be delivered by other holders of Company Common Stock pursuant to the terms of the Offer, or (ii) instruct and otherwise use reasonable efforts to cause the Stockholder’s broker and, if applicable, such other person that is the holder of record of any Shares beneficially owned by the Stockholder subject to this Agreement.

(b) , to tender such Shares pursuant to and in accordance with this Section 1.01(a) and the terms of the Offer. The Stockholder shall not withdraw, or cause to be withdrawn, any Shares tendered pursuant to the Offer unless this Agreement is terminated pursuant to Section 4.01 or the Offer is terminated in accordance with the terms of the Merger Agreement. Merger Sub shall pay the Stockholder for any Shares tendered (and not withdrawn) in accordance with the provisions of the Merger Agreement. The Stockholder agrees to (x) permit Parent and Merger Sub to publish and disclose in the Offer Documents and any Proxy Statement (including all related documents and schedules filed with the SEC), its identity and ownership of shares of Common Stock of the Company, the nature of its commitments under this Agreement and any other information required by applicable Law or that Parent may reasonably request, in each case subject to the Stockholder’s prior approval (not to be unreasonably withheld) and (y) promptly provide to Parent or Merger Sub, as applicable, any such information. The Stockholder shall promptly notify Parent of any required corrections of which the Stockholder becomes aware with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. The Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent, except as such release or statement may be required by applicable Law or the rules and regulations of any applicable United States securities exchange or regulatory or Governmental Entity to which Stockholder is subject or submits.

(c) Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Stockholder to exercise any option to purchase shares of Company Common Stock or to tender any securities not outstanding at the relevant time.

(d) The Stockholder acknowledges that the obligations to tender, or cause to be tendered, and not to withdraw, or cause to be withdrawn, the Shares as provided herein require the Stockholder to tender, or cause to be tendered, the Shares to Merger Sub in the event that the parties to the Merger Agreement adjust the terms and conditions of the Offer; provided that, following any such adjustment to the Offer, (i) the Offer Price shall be no less than as set forth in the Merger Agreement on the date hereof and (ii) the consideration paid to the Stockholder for Shares tendered in the Offer is equal to the highest consideration paid to any other holder of Company Common Stock for shares of Company Common Stock tendered in the Offer (any adjustment to the terms and conditions of the Offer by Parent or Merger Sub that is inconsistent with clause (i) or (ii) of the foregoing proviso, an “Adverse Amendment”).

SECTION 1.02 Agreement to Vote. The Stockholder agrees that, from and after the date hereof and unless this Agreement terminates pursuant to Section 4.01, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in any other circumstance upon which a vote of all or some of the stockholders of the Company is sought, relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.02(b) below:

(a) the Stockholder shall appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

(b) the Stockholder shall, and shall cause any holder of record of Shares on any applicable record date to vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof, including any proposal to adjourn the meeting if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held, and (ii) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that (A) could reasonably be expected to lead to a Company Takeover Proposal, (B) would breach any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement, or (C) is intended or would reasonably be expected to impede, interfere with, discourage, adversely affect, delay or prevent the Offer, the Merger or the Transactions or change in any manner that is adverse to the consummation of the Offer, the Merger or the Transactions the voting rights of any class of shares of the Company (including by way of amendments to the Company Charter or Company Bylaws). The Stockholder acknowledges that the obligations set forth in this Section 1.02(b) shall apply whether or not there has been an Adverse Recommendation Change; and

(c) the Stockholder hereby irrevocably grants a limited proxy to, and appoints, Parent and any designee of Parent, and each of them individually, its proxies and limited attorneys-in-fact, with full power of substitution and resubstitution, to vote, or execute and deliver a proxy to vote, during the term of this Agreement with respect to the Shares in accordance with this Section 1.02. This limited proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Merger Sub, and to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this limited proxy. This limited proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to the Shares. The limited power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. The limited proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. The parties hereto acknowledge and agree that neither Parent, nor any of its stockholders or affiliates, nor any of their partners, directors, officers, employees, agents or representatives of any of them, shall incur any liability to any stockholder directly or indirectly in connection with, or as a result of, any exercise of the limited proxy granted to Parent or any designee of Parent pursuant to this Section 1.02(c).

SECTION 1.03 No Solicitation. The Stockholder shall not, nor shall the Stockholder authorize or permit any of its Affiliates (which for the avoidance of doubt shall not include any other stockholder of the Company solely by virtue of such stock ownership) or any of its directors, officers, employees, agents, investment bankers, financial advisors, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to a Company Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, a Company Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to knowingly facilitate any proposal that (A) constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal or (B) requires that the Company abandon, terminate or fail to consummate the Offer or the Transactions. The Stockholder and each of its Affiliates and Representatives shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Company Takeover Proposal and (ii) use its reasonable best efforts promptly to inform its Representatives of the obligations undertaken in this Section 1.03. Without limiting the foregoing, any violation of the restrictions set forth in this Section 1.03 by any Representative, whether or not such Person is purporting to act on behalf of the Stockholder shall be deemed to be a breach of this Section 1.03 by the Stockholder.

ARTICLE II

Representations and Warranties

SECTION 2.01 Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Merger Sub as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms (except as enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and (ii) subject to general equity principles).

(b) Ownership. As of the date hereof, the Shares are, and will be as of the date of acceptance of shares for payment pursuant to the Offer and (ii) conversion of the shares in connection with Merger (the “Acceptance Time”), beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by the Stockholder. The Stockholder has, and (except as otherwise expressly permitted by this Agreement) will have at all times through the Acceptance Time, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.01 hereof, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Shares and with respect to all of the Stockholder’s Shares at the Acceptance Time, with no limitations, qualifications or restrictions on such rights, subject to applicable Federal securities laws and the terms of this Agreement. As of the date hereof, the Stockholder has good and valid title to the Stockholder’s Shares free and clear of any Liens. The Stockholder further represents that any proxies heretofore given in respect of the Stockholder’s Shares, if any, are revocable, and hereby revokes such proxies.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any violation or breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as, either individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. No Consent, or filing with or notification to, any (A) Governmental Entity (except for any Consents, filings or notifications contemplated by the Merger Agreement) or (B) third party, is required in connection with the execution, delivery or performance of this Agreement by the Stockholder, where the failure to obtain such Consent, or failure to deliver such filing or notification, would prevent or materially impede the Stockholder’s ability to perform under this Agreement.

(d) Information. None of the information relating to the Stockholder provided by or on behalf of the Stockholder for inclusion in the Offer Documents, the Schedule 14D-9 or any Proxy Statement will, at the respective times such documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder agrees to promptly notify Parent, Merger Sub and the Company, as applicable, of any required corrections with respect to any such information, if and to the extent that the Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Stockholder, in each case solely in the Stockholder’s capacity as an individual stockholder.

(f) Reliance on Agreement. The Stockholder acknowledges that it has had the opportunity to review the Merger Agreement and this Agreement with the advice of counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and acknowledges that this Agreement has been entered into in consideration for the execution and delivery of the Merger Agreement by Parent and Merger Sub.

(g) Absence of Litigation. As of the date hereof, there is no proceeding pending against, or, to the knowledge of the Stockholder, threatened against or otherwise affecting, the Stockholder or any of its properties or assets (including the Stockholder’s Shares) that would reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

SECTION 2.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, represent and warrant to the Stockholder as follows:

(a) Authorization; Validity of Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except as enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and (ii) subject to general equity principles).

(b) No Violation. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations under this Agreement will not, (i) conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their assets or properties is bound or (ii) conflict with, result in any violation or breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their assets or properties is bound, except for any of the foregoing as, either individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

Other Covenants

SECTION 3.01 Further Agreements of Stockholder.

(a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly, (i) grant any proxies or enter into any voting trust, power of attorney, or other agreement, arrangement or Contract with respect to the voting of any Shares or (ii) create or permit to exist any Lien on or sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of Law, other than by death of any person) (collectively, a “Transfer”) or enter into any Contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, the Stockholder’s Shares or any interest therein.

(b) The Stockholder covenants and agrees that the Stockholder shall not request that the Company register the transfer (by book-entry or otherwise) of any Share, unless such transfer is made in compliance with this Agreement or the Merger Agreement.

(c) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(d) The Stockholder agrees, while this Agreement is in effect, (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Stockholder contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) to take all reasonable actions necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. The Stockholder further agrees that it shall fully cooperate with Parent and Merger Sub, as and to the extent reasonably requested by Parent or Merger Sub, to effect the transactions contemplated hereby and by the Merger Agreement, including the Offer and the Merger.

(e) The Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

ARTICLE IV

Miscellaneous

SECTION 4.01 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (i) the mutual written consent of Parent and the Stockholder, (ii) the Effective Time (except for Section 3.01(f), which shall continue in effect after the Effective Time), (iii) the termination of the Merger Agreement in accordance with its terms (including, without limitation, pursuant to those provisions providing for termination for fiduciary reasons), and (iv) an Adverse Amendment. Upon such termination, no party shall have any further obligations or liabilities hereunder except that (A) this Article IV shall survive termination and (B) such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 4.02 No Ownership Interest. Except as otherwise provided herein, (i) nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares; and (ii) all rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent or any other Stockholder, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

SECTION 4.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), to Parent and Merger Sub in accordance with the Merger Agreement and to the Stockholder at the following address (or at such other address for a party as shall be specified by like notice):

Carl Marks & Co. Inc.
900 Third Avenue 33rd Floor New York, New York 10022 Attn.: Andrew Boas

SECTION 4.04 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article of, a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 4.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or similar electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 4.06 Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 4.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 4.08 Specific Performance; Jurisdiction. Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware shall be unavailable, any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. In addition, each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware shall be unavailable, any Federal court sitting in the State of Delaware, (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement or any Transaction and (v) consents to service being made through the notice procedures set forth in Section 4.03. Merger Sub hereby appoints Parent as its authorized agent (the “Authorized Agent”), upon whom process may be served to enforce this Agreement in any action, suit or proceeding that may be instituted in any court described in this Section 4.08. Parent agrees to take any and all action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Parent agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon Parent.

SECTION 4.09 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 4.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder’s Shares and shall be binding upon any person to whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 4.12 No Waiver. The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or demand such compliance.

SECTION 4.13 Further Assurances. Parent, Merger Sub and the Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations as expressly set forth under this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be executed as of the date first written above.

SALIENT FEDERAL SOLUTIONS, INC.

By:	/s/ S. Bradford Antle
	Name:	S. Bradford Antle
	Title:	President and Chief Executive Officer

ATLAS MERGER SUBSIDIARY, INC.

By:	/s/ S. Bradford Antle
	Name:	/s/ S. Bradford Antle
	Title:	President and Chief Executive Officer

CARL MARKS & CO. INC.,
as beneficial owner and shareholder representative

By:	/s/ Andrew Boas
	Name:	Andrew Boas
	Title:	President